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As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-195501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CACHE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-1588181 (I.R.S. Employer Identification Number)

256 West 38th Street
New York, New York 10018
(212) 575-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jay Margolis
Chairman of the Board and Chief Executive Officer
Cache, Inc.
256 West 38th Street
New York, New York 10018
(212) 575-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James P. Jalil
Thompson Hine LLP
335 Madison Avenue
12th floor
New York, New York 10017
(212) 344-5680
(212) 344-6101—Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Offering Price per Unit	Amount of Registration Fee

Common stock, par value $0.01 per share, issuable upon exercise of subscription rights	7,500,000 shares	$15,000,000(2)	$2.00	$1,932*

Subscription rights to purchase common stock(1)	(3)	N/A(4)	N/A(4)	N/A(4)

(1)
This Registration Statement relates to: (a) non-transferable subscription rights to purchase common stock of the registrant, which subscription rights are to be issued to holders of the registrant's common stock on a pro rata basis without consideration and (b) the shares of the registrant's common stock issuable upon the exercise of such non-transferable subscription rights pursuant to the rights offering.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price. The actual number of subscription rights and shares of the registrant's common stock to be issued in connection with the rights offering will be determined based on the market price of the registrant's common stock at a future date.

(3)
Evidencing the subscription rights to subscribe for 7,500,000 shares of common stock.

(4)
The subscription rights are being issued without consideration. Pursuant to rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

*
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 7, 2014

PROSPECTUS

Subscription Rights to Purchase up to 7,500,000 Shares
of Common Stock at $2.00 per Share
and the Shares Issuable pursuant to such Subscription Rights

        Subject to the conditions described in this prospectus, we will distribute, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 7,500,000 shares of our common stock. In this distribution it is currently expected that you will receive approximately 34.2% of a whole subscription right for each share of common stock owned at 5:00 p.m., New York City time, on May 8, 2014, which is referred to herein as the record date.

        Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.00 per share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised rights, subject to the limitations described in this prospectus. If the rights offering is fully subscribed, the total purchase price of the shares offered in the rights offering will be $15.0 million. We are not requiring a minimum subscription to complete the rights offering.

        The rights offering will expire at 5:00 p.m., New York City time, on the date that is fourteen days after the commencement of the rights offering. The rights offering is currently expected to expire at 5:00 p.m. New York City time, on May 22, 2014. We have the option to extend the rights offering and the period for exercising your subscription rights.

        Management believes that a significant percentage of the outstanding shares will participate in the rights offering, however, there can be no assurance that any participation will occur.

        You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. We are not making any recommendation regarding your exercise of the subscription rights.

        The subscription rights and the shares of common stock issuable on their exercise, both of which are covered by this registration statement, are being offered directly by us without the services of an underwriter or selling agent.

        We are also currently contemplating the offer and sale of our common stock to one or more investors through one or more private placements that may occur simultaneously or close in time with the completion of the rights offering.

        Shares of our common stock are traded on Nasdaq under the symbol "CACH." On                            , 2014, the closing sales price for our common stock was $        per share and the shares of common stock to be issued in the rights offering will be listed on Nasdaq under the same symbol. As of                            , 2014, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $        , which was calculated based on                shares of outstanding common stock held by non-affiliates as of that date and on a price per share of $        , the closing price of our common stock on                            , 2014. In no event will we sell our securities under General Instruction I.B.6. of Form S-3 in a public primary offering with a value exceeding more than one-third of our market value held by non-affiliates in any 12-month period so long as our market value remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

        The exercise of your subscription rights for shares of our common stock involves risks. We urge you to carefully read the section entitled "Risk Factors" beginning on page 7 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to exercise your subscription rights.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                            , 2014

        As permitted under the rules of the Securities and Exchange Commission, (the "SEC"), this prospectus incorporates important business information about Cache, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find Additional Information" in this prospectus.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

        Subject to conditions described below, we will distribute to holders of our common stock as of 5:00 p.m. New York City time on the record date of May 8, 2014, at no charge, non-transferable subscription rights to purchase shares of our common stock. We determined the ratio of rights you will receive per share by dividing the proposed gross proceeds amount of $15.0 million by the subscription price of $2.00 per share to determine the number of shares to be issued in the rights offering, then dividing that number of shares by the number of shares of our common stock outstanding on the record date. This ratio will be referred to herein as the "rights ratio." The rights ratio rounded to three decimal places is currently expected to be 0.342, assuming that the expected number of shares of our common stock of 21,901,447 is issued and outstanding on the record date. The subscription rights will be evidenced by rights certificates. Each whole subscription right will entitle the holder to a basic subscription right and over-subscription rights.

What is the basic subscription right?

        The basic subscription right gives the holder the opportunity to purchase one share of our common stock for each whole subscription right held, for $2.00 per share. Only whole rights are exercisable and any fractional rights remaining after aggregating all of the subscription rights issued to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional rights that are rounded down. In the rights offering, we will grant to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, rights for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 34 subscription rights (rounded down from approximately 34.2 rights, assuming a rights ratio of approximately 0.342, as currently expected) and would have the right to purchase 34 shares of common stock for $2.00 per share with your basic subscription right. You may exercise the basic subscription right for any number of your subscription rights, or you may choose not to exercise any subscription rights. In order to properly exercise your basic subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate, or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and complete the form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your basic subscription right) to your nominee prior to the expiration of the rights offering.

        If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company ("DTC") will issue the appropriate number of subscription rights to your nominee for each share of our common stock you own on the record date. The basic subscription right of each whole subscription right can then be used to purchase one share of common stock for $2.00 per share. As in the example above, if you beneficially owned through a nominee 100 shares of our common stock on the record date, your nominee would receive 34 subscription rights (rounded down from approximately 34.2 rights, assuming a rights ratio of approximately 0.342, as currently expected) and would have the right, on your behalf pursuant to your

i

instructions, to purchase 34 shares of common stock for $2.00 per share with your basic subscription right.

Will fractional subscription rights be issued?

        Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure that we offer no more than 7,500,000 shares of common stock in the rights offering. You will not receive any payment with respect to fractional rights that are rounded down.

What is the over-subscription right?

        We do not expect all of our holders of subscription rights to exercise all of their basic subscription rights. The over-subscription right provides that in the event the exercise of basic subscription rights does not result in the purchase of an aggregate of at least 7,500,000 shares, holders of subscription rights that exercise all of their basic subscription rights will have the opportunity to purchase shares that are not purchased by other holders of subscription rights. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may, subject to the limitations outlined below, also choose to subscribe to purchase any or all shares of common stock that other rights holders do not purchase through the exercise of their basic subscription rights. The subscription price per share that applies to the over-subscription right is $2.00 per share, which is the same subscription price per share that applies to the basic subscription right.

        You should indicate on the rights certificate, or, if your shares are held in the name of the nominee, on the form provided by your nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription right. In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the number of shares of our common stock you would like to purchase under your over-subscription right. See "The Rights Offering—The Subscription Rights—Over-Subscription Right." Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What are the limitations on the over-subscription right?

        We will be able to satisfy your exercise of the over-subscription right only to the extent that there are shares available for the over-subscription right. The over-subscription requests may exceed the number of shares available for the over-subscription right. The number of shares that will be available pursuant to the over-subscription right in the rights offering will be the unsubscribed shares.

        If the requests for over-subscription exceed the available shares, we will allocate the unsubscribed shares pro rata among the rights holders exercising the over-subscription right in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription right.

        If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription right, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all rights holders exercising the over-subscription right on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated to either the rights holders exercising the over-subscription right. Any excess subscription payments will be returned as soon as practicable, without interest or penalty, following the completion of the rights offering. See "The Rights Offering—Subscription Rights—Over-Subscription Right."

Why are we conducting the rights offering?

        We are conducting the rights offering to raise equity capital and to provide our existing stockholders with the opportunity to purchase additional shares of our common stock. We intend to use the net proceeds of the rights offering for working capital and general corporate purposes.

How was the $2.00 per share subscription price determined?

        In determining the subscription price, our board of directors considered a number of factors, including our need for liquidity and capital, the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the historical and current trading prices of the common stock, the price at which our stockholders might be willing to participate in the rights offering and the desire to provide an opportunity to our stockholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

        The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

        No.    You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, your percentage ownership interest in our outstanding common stock may be diluted, and you will not be entitled to participate in the over-subscription right.

What will happen if I choose not to exercise my subscription rights?

        If you do not exercise any subscription rights, the number of shares of our common stock that you own will not change. Although your ownership interest could be diluted following the consummation of the rights offering, you can eliminate such dilution by fully exercising your basic subscription right and your over-subscription right.

How soon must I act to exercise my subscription rights?

        The subscription rights may be exercised at any time beginning after the commencement of the rights offering and prior to the expiration of the rights offering. The rights offering will expire at 5:00 p.m., New York City time, on the date that is fourteen days after the commencement of the rights offering. The rights offering is currently expected to expire at 5:00 p.m. New York City time, on May 22, 2014. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. The expiration of the rights offering may be extended by our board of directors in its sole discretion. We currently do not intend to extend the expiration of the rights offering.

When will I receive my subscription rights certificate?

        As soon as practicable after the conditions to the commencement of the rights offering described below have been met, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on May 8, 2014, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in "street name" through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, dealer, custodian bank or other nominee.

Are we requiring a minimum subscription to complete the rights offering?

        No.

Are there any conditions to completing the rights offering?

        Yes.    The completion of the rights offering is subject to the conditions described under "The Rights Offering—Conditions and Cancellation."

Can our board of directors extend, cancel or amend the rights offering?

        Yes.    We may cancel the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights if I am a record holder of shares of common stock? What forms and payment are required to purchase shares of common stock?

        If you wish to participate in the rights offering, you must take the following steps:

  •
  deliver payment to the subscription agent using the methods outlined in this prospectus before the expiration time of the rights offering, which is currently expected to be 5:00 p.m., New York City time, on May 22, 2014, but is subject to adjustment as described above; and

  •
  deliver a properly completed rights certificate to the subscription agent before this expiration time.

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received.

When will I receive my new shares?

        If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

        No.    All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $2.00 per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

        If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. This nominee must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

        If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

        We expect that, as of the record date, we will have 21,901,447 shares of our common stock issued and outstanding and the numbers set forth in this paragraph are based on that expectation. We expect to issue a minimum of 7,500,000 shares of our common stock through the exercise of (i) the basic subscription right and (ii) the over-subscription right, and after giving effect to the rights offering (assuming the rights offering is fully subscribed), we will have 29,401,447 shares outstanding. If the rights offering is not fully subscribed, our outstanding shares will equal the sum of shares outstanding on the record date plus shares subscribed for in the basic subscription plus over-subscription (if any). The number of shares outstanding listed above assumes that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering.

How much money will the Company receive from the rights offering?

        If the rights offering is fully subscribed, we will receive aggregate gross proceeds of approximately $15.0 million from the sale of shares pursuant to the basic subscription right. Please see "Use of Proceeds."

Are there risks in exercising my subscription rights?

        Yes.    The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings "Risk Factors" in this prospectus and the documents incorporated by reference herein.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes.    The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

v

How do I exercise my subscription rights if I live outside the United States?

        We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in "The Rights Offering—Foreign Stockholders."

What fees or charges apply if I purchase shares of common stock?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

        For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a "disproportionate distribution" within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the "IRS") or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see "Material U.S. Federal Income Tax Consequences."

To whom should I send my forms and payment?

        If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that nominee. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, NY 10004
Attn: Corporate Actions Department

        You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the subscription agent or, if you are not a record holder, to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your broker, dealer, custodian bank or other nominee.

Whom should I contact if I have other questions?

        If you have other questions or need assistance, please contact the information agent, Morrow & Co., LLC at 1-800-662-5200.

 PROSPECTUS SUMMARY

        This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading "Incorporation by Reference" in this prospectus. References in this prospectus to "Cache," the "Company," "we," "us" and "our" refer to Cache, Inc. and its consolidated subsidiaries.

Our Business

        Cache, Inc. was incorporated in Florida on April 25, 1975, and re-incorporated in Delaware on August 14, 2013. Our principal place of business is located at 256 West 38th Street, New York, New York 10018 and our telephone number is (212) 575-3200. Our internet website is www.cache.com. The contents of our website are not incorporated by reference into this prospectus.

        Cache is a nationwide, mall-based and online woman's specialty retailer of apparel and accessories. We offer a boutique shopping experience for stylish and fashion-conscious women with a product line consisting of elegant evening wear, event and day dresses, casual sportswear and accessories, primarily sold under the Cache brand- everything to meet the events and lifestyle needs in a woman's life. In 2013, we offered very limited product under other labels and may continue to look for like opportunities where appropriate. The appeal of our merchandise is enhanced by the intimate boutique-like experience we offer our customers. This is achieved through a high level of customer service combined with our smaller store formats (2,000 square feet on average). As of December 28, 2013, we operated 250 stores; primarily situated in central locations in high-traffic, upscale malls, in 41 states, Puerto Rico and the U.S. Virgin Islands.

First Quarter Fiscal 2014 Results

        The Company anticipates releasing its results for the first quarter of fiscal 2014 on or about May 12, 2014.

 THE RIGHTS OFFERING

        The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We will distribute, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 7,500,000 shares of our common stock. You will receive a fixed number of subscription rights (the amount otherwise referred to herein as the "rights ratio," which is currently expected to be approximately 34.2% of a whole subscription right) for each share of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below.
Basic Subscription Privilege	The basic subscription right of each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.00 per share.
Over-Subscription Right

If you timely and fully exercise your basic subscription right, subject to the terms below, you may also choose to subscribe for any or all of the unsubscribed shares. The number of shares that will be available pursuant to the over-subscription right in the rights offering will be the unsubscribed shares.

If the requests for over-subscription exceed the available shares, we will allocate the unsubscribed shares pro rata among the rights holders exercising the over-subscription right in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription right.

If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription right, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all other rights holders exercising the over-subscription right on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated. Fractional shares resulting from the exercise of the over-subscription right, on an aggregate basis to any rights holder, will be eliminated by rounding down to the nearest whole share.

Record Date	5:00 p.m., New York City time, on May 8, 2014.

Expiration of the Rights Offering

The rights offering will expire at 5:00 p.m., New York City time, on the date that is fourteen days after the commencement of the rights offering. The rights offering is currently expected to expire at 5:00 p.m. New York City time, on May 22, 2014. Our board may extend the rights offering in its sole discretion. Our board of directors currently does not intend to extend the expiration of the rights offering.

Subscription Price	$2.00 per share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Use of Proceeds	We intend to use the net proceeds of the rights offering for working capital and general corporate purposes. See "Use of Proceeds."
Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq or any other stock exchange or trading market.
No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

Conditions	The completion of the Rights Offering is subject to the conditions described under "The Rights Offering—Conditions and Cancellation."
No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a subscription price of $2.00 per share.

U.S. Federal Income Tax Considerations

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended. A "disproportionate distribution" is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. We also do not have any present intention to issue another class of stock or convertible debt or to pay any dividends on our common stock. We intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For further information, please see "Material U.S. Federal Income Tax Consequences."

Extension

The period for exercising your subscription rights may be extended by our board of directors in its sole discretion. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription agent and the information agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. Our board of directors currently does not intend to extend the expiration of the rights offering.

Procedures for Exercising Rights

To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your subscription rights) to your nominee, in each case, prior to the expiration of the rights offering. You may deliver such subscription documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Reason for Rights Offering Structure	We believe raising capital through this rights offering as compared to other methods has the advantage of providing our stockholders the opportunity to participate in our capital raising.
Subscription Agent	Continental Stock Transfer & Trust Company
Information Agent	Morrow & Co., LLC
Shares Outstanding Before the Record Date	We expect that 21,901,447 shares of our common stock will be issued and outstanding as of the record date.
Shares Outstanding After Completion of the Rights Offering

The numbers set forth in this paragraph are based on the assumption that 21,901,447 shares of our common stock will be issued and outstanding as of the record date. We expect to issue 7,500,000 shares of our common stock through the exercise of (i) the basic subscription right and (ii) the over-subscription right. If the rights offering is fully subscribed, and after giving effect to the rights offering, we will have 29,401,447 shares outstanding. If the rights offering is not fully subscribed, our outstanding shares will equal the sum of shares outstanding on the record date plus shares subscribed for in the basic subscription plus over-subscription (if any). The number of shares outstanding listed above, assumes that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering.

Risk Factors

Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in "Risk Factors" beginning on page 7 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.
NASDAQ Global Market Trading Symbol	Our common stock trades on Nasdaq under the trading symbol "CACH" and the shares to be issued in connection with the rights offering will be listed on Nasdaq under the same symbol.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

        The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, fashion trends and customer demands, competition, seasonality, and the other factors discussed in these risk factors and under "Cautionary Note Regarding Forward-Looking Statements."

        We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The subscription price determined for this offering is not an indication of the value of our common stock.

        The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

        We have complete discretion over the use of the proceeds from the rights offering. In addition, market factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the rights offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

        If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on Nasdaq under the symbol "CACH," and the last reported sales price of our common stock on Nasdaq on                        , 2014 was $            per share. Following the exercise of your rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

        Holders of subscription rights that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

        Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

        If the rights offering is deemed to be part of a "disproportionate distribution" under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders' tax basis in our common stock. A "disproportionate distribution" is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. The disproportionate distribution rules are complicated, however, and their application is uncertain. Please see "Material U.S. Federal Income Tax Consequences" for further information on the treatment of the rights offering.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period.

        If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in the shares you purchased in the rights offering until we issue the share certificates to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

The rights offering may cause the price of our common stock to decrease.

        The subscription price of $2.00 per share is lower than the average of the closing sales prices of our common stock over the ten (10) trading day period ended                        , 2014. The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the offering is completed may result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

You may not receive all of the shares for which you subscribe pursuant to the over-subscription right.

        If any rights holders do not exercise their basic subscription right in full, then rights holders who have exercised their basic subscription right in full will be entitled to exercise an over-subscription right, subject to certain limitations and subject to a pro rata allocation, to purchase any or all of the shares of common stock that are not purchased by the other rights holders through the exercise of their basic subscription right at the same subscription price of $2.00 per share.

        If over-subscription requests exceed the number of shares available, we will allocate the unsubscribed shares pro rata among the rights holders exercising the over-subscription right in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription right. You may not receive any or all of the number of shares for which you over-subscribe. If the pro-rated number of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest or penalty, as soon as practicable. You have to exercise your basic subscription privilege in full in order to exercise your over-subscription right. Because shares available pursuant to the over-subscription right, if any, will be allocated based on the number of shares of our common stock held as of 5:00 p.m., New York City time, on the record date, your ability to subscribe for shares pursuant to the over-subscription right will only be available to the extent that you own shares of our common stock as of 5:00 p.m., New York City time, on the record date.

The subscription rights are non-transferable and thus there will be no market for them.

        You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Risks Relating to Our Business

Macroeconomic conditions have adversely impacted our business and results of operations and may continue to do so.

        The retail sector is affected by macroeconomic factors, including changes in international, national, regional and local economic conditions, employment levels and consumer spending patterns. Furthermore, because our customer traffic and sales volume are largely derived from the volume of consumer traffic in the malls in which we operate, we are adversely affected by general declines in mall traffic. The economic slowdown that began in 2008 has adversely affected and continues to adversely affect our results of operations. Continued uncertainty in or a worsening of the economy generally or in a number of our markets could adversely affect our financial position and results of operations.

Our success depends on our ability to respond rapidly to ever-changing fashion trends and customer demands.

        Customer tastes and fashion trends change rapidly. Our success depends in large part on our ability to anticipate the fashion tastes of our customers, to respond to changing fashion tastes and consumer demands, and to translate market trends into fashionable merchandise on a timely basis. However, the lead times associated with our planning and merchandising strategies could increase our risk of misjudging fashion trends or styles. If we are unable to anticipate, identify or react to changing styles or trends, our sales may decline and we may be faced with excess inventories. If this occurs, we may be forced to rely on additional markdowns or promotional sales to dispose of excess or slow-moving inventory. This could also cause us to miss opportunities. In addition, if we misjudge fashion tastes and our customers come to believe that we are no longer able to offer fashions that appeal to them, our sales and brand image may suffer. All of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely impacted at any time by a significant number of competitors.

        The women's apparel market is highly competitive, fragmented and characterized by low barriers to entry. We compete against a diverse group of retailers, including traditional department stores, national and local specialty retail stores, internet-based retailers and mail order retailers. Many of our competitors, particularly traditional department stores and national specialty retail stores, are larger and have significantly greater resources to expend on marketing and advertising campaigns. In addition, many of these competitors have greater name recognition in general than we do. We cannot assure you that we will be successful in competing against existing or future competitors. Our expansion into markets served by our competitors or entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

        In addition, as a result of macroeconomic conditions, a substantial number of retailers have increased the frequency and duration of their discount sales and other promotions and have increased the level of merchandise discounts. This has resulted and is expected to continue to result in intense competition. Furthermore, in order to remain competitive, we have had to increase our use of discount sales, which has impacted our gross margins.

Our success depends on customer acceptance of our merchandise and on purchasing an appropriate level of inventory.

        Although our markdown rate has improved, our markdowns are still above historical levels and has put pressure on our working capital. Our management is working to improve our merchandise offerings and our markdown rate to improve our working capital. The Company entered into a $25.0 million credit facility with Wells Fargo Bank, National Association on July 25, 2013 to enhance our cash borrowings. As of March 29, 2014, we had outstanding letters of credit of $1.2 million and $11.6 million of borrowings under our credit facility. We expect this rights offering to further enhance our working capital. However, we cannot assure you that the availability under our credit facility or the proceeds of this rights offering, will be sufficient to fully address our working capital needs.

Our sales fluctuate on a seasonal basis and are sensitive to economic conditions, consumer spending patterns and other events and conditions.

        Our net sales are generally highest each year during our second and fourth fiscal quarters and lowest in our first and third fiscal quarters. Sales during any period cannot be used as an accurate indicator of our annual results. Any significant decrease in sales during fiscal 2014, could further hurt our working capital.

        Our business is also sensitive to changes in macroeconomic conditions and consumer spending patterns, as discussed in the other risk factors contained herein. In addition, our business, financial condition and results of operations may be adversely affected by the timing of holidays and other local, regional, national or international events and conditions, including energy prices, climatologic events such as hurricanes, strikes and other business disruptions, or the effects of war, terrorism or the threat of either of these events.

Our Credit Agreement has restrictions that may limit our ability to fund operations, which could adversely affect our business.

        The Company entered into a new credit agreement on July 25, 2013 (the "Credit Agreement") with Wells Fargo Bank, National Association. The credit facility pursuant to the Credit Agreement provides the Company with a line of credit of $25.0 million for short term borrowings and letters of credit with a sublimit of $5.0 million. The Credit Agreement has covenants that may restrict the manner in which we operate our business. These covenants, among other things, subject us to limitations on indebtedness, liens, investments, dividends or other capital distributions, purchases or redemptions of stock, sales of assets or subsidiary stock, transactions with affiliates, line of business and accelerated payments of certain obligations, and minimum availability requirement. Should we fail to comply with the covenants and conditions, we may be unable to fund our operations without a significant restructuring of our business.

        The actual amount that is available under our line of credit fluctuates from time to time, due to factors including, but not limited to, eligible inventory and credit card receivables, reserve amounts, outstanding letters of credit, and borrowing under our line of credit. Consequently, it is possible that, should we need to access any additional funds from our line of credit, it may not be available in full. As of March 29, 2014, we had outstanding letters of credit of $1.2 million and $11.6 million of borrowings under our credit facility.

Continued material operating losses could adversely impact our liquidity, including our cash, and it may be necessary to seek additional sources of financing, which may not be available to us in amounts or on terms acceptable to us.

        We have had recurring operating losses and if our future operating performance is below our expectations or our line of credit is not fully available to us, our liquidity could be adversely impacted and it may be necessary to seek additional sources of liquidity. There is no assurance that debt or equity financing will be available in amounts or on terms acceptable to us.

Our comparable store sales and quarterly results of operations are affected by many factors that we cannot control.

        Our quarterly results of operations for our individual stores have fluctuated significantly in the past and will continue to fluctuate in the future. Since the beginning of fiscal 2011, our quarterly comparable sales at Cache stores have ranged from an increase of 12.4% to a decrease of 5.9%. Our comparable store sales and quarterly results of operations are affected by a variety of factors, most of which we cannot control, including:

  •
  General economic conditions, general mall traffic and consumer spending patterns;

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  Fashion trends;

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  Calendar shifts of holiday or seasonal periods;

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  The effectiveness of our inventory management;

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  Changes in our merchandise mix;

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  The timing of promotional events;

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  Weather conditions; and

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  Actions of competitors or events that affect other mall tenants and/or our e-commerce initiatives.

Our success depends in part on the efforts of our management team.

        Our success in managing our business and implementing our business and growth strategies depends on the abilities and experience of our management team. If we were to lose the services of one or more members of this team, in particular Jay Margolis, our Chairman and CEO, we may be unable to find a suitable replacement in a timely manner. This in turn could adversely affect our business, financial condition and results of operations.

We cannot assure that future store openings will be successful and new store openings may impact existing stores.

        We currently anticipate opening at least two new stores in fiscal 2014. In the past, we have closed stores as a result of poor performance, and we cannot assure that any store that we open in fiscal 2014, or any other stores that we might open in the future, will be successful or that our overall operating profit will increase as a result of opening these stores. During fiscal 2013, we opened two new stores and closed 12 stores. To date, during fiscal 2014, we have closed eight stores. Any domestic new store opening in fiscal 2014 will be in existing markets. These openings may affect the existing stores' net sales and profitability. Our failure to predict accurately the demographic or retail environment at any future store location could adversely affect our business, financial condition and results of operations.

        Our ability to effectively obtain real estate to open new stores depends upon the availability of real estate that meets our criteria, including traffic, square footage, co-tenancies, average sales per square foot, lease economics, demographics, and other factors, and our ability to negotiate terms that meet our financial targets. In addition, we must be able to effectively renew our existing store leases. Failure to secure real estate locations adequate to meet annual targets as well as effectively managing the profitability of our existing fleet of stores could adversely affect our business, financial condition and results of operations.

Our ability to attract new customers to our stores depends heavily on the success of the shopping malls in which we are located.

        All but a few of our existing stores are located in shopping malls. Sales at these stores are derived in large part from the volume of consumer traffic in these malls. In addition, traffic in some of the malls in which we have stores has been adversely affected by store closures and bankruptcies by other tenants, including anchor or other large tenants. We cannot control vacancy rates in the malls in which we have stores, continued popularity of malls as shopping destinations, the solvency of landlords and the level of maintenance and upkeep that they perform or improvements that they make at the malls, development of new shopping malls or the availability or cost of appropriate locations within existing or new shopping malls. A decrease in shopping mall traffic could adversely affect our results of operations.

Our manufacturers may be unable to manufacture and deliver products in a timely manner or meet our quality standards, which could result in lost sales, cancellation charges or excessive markdowns.

        We source our products directly from unaffiliated manufacturers and vendors. Most of these manufacturers and vendors utilize overseas factories. Furthermore, similar to most other specialty retailers, we have short selling seasons for much of our inventory. Factors outside of our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends in part on maintaining good relationships with our key vendors.

        During fiscal 2013, we purchased approximately 36% of our product from five vendors of which one vendor accounted for 12% of our product purchased. The terms of our relationships with our vendors generally are not contractual and do not assure adequate supply or pricing on a long-term basis. If one or more of these vendors ceased to sell to us or significantly altered the terms of our relationship, we may be unable to obtain merchandise in a timely manner, in the desired styles, fabrics or colors, or at the prices and volumes we wish to purchase. This could hurt our ability to respond to changing fashion trends and thus our sales and profitability.

Substantially all our merchandise is produced in foreign facilities. This subjects us to the risks of international trade and other risks generally associated with doing business in foreign markets.

        We and substantially all of our vendors utilize overseas production facilities. The failure of foreign manufacturers to ship products to us in a timely manner could result in our stores lacking needed inventory. Any event causing a disruption of imports, including financial or political instability, currency fluctuations, terrorism or heightened security, trade restrictions in the form of tariffs or quotas or both, political or military conflict involving the United States or other countries, or the migration of manufacturers, could negatively affect our business, financial condition and results of operations. These adverse impacts may include increased cost to us and reductions in the supply of merchandise.

We rely on our manufacturers to use acceptable ethical business practices, and if they fail to do so, the Cache brand name could suffer reputational harm and our sales could decline or our inventory supply could be interrupted.

        We do not control our manufacturers or their labor and other business practices. If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, our reputation could be damaged and the shipment of finished products to us could be interrupted. Either of these events could have a material adverse effect on us.

We rely on third parties to distribute our merchandise. If these third parties do not adequately perform this function, our business would be disrupted.

        The efficient operation of our business depends on the ability of the Company and its vendors to ship merchandise through third-party carriers, such as United Parcel Service, directly to our individual stores. These carriers typically employ personnel represented by labor unions and have experienced labor difficulties in the past. Due to our reliance on these parties for our shipments, interruptions in shipments could adversely affect our business, financial condition and results of operations. Increases in fuel prices may also increase our shipping costs, which could adversely affect our business, financial condition and results of operations.

The raw materials used to manufacture our products and our distribution and labor costs are subject to availability constraints and price volatility, which could result in increased costs.

        The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by high demand for petroleum-based synthetic fabrics, weather, supply conditions, regulations, economic climate and other unpredictable factors. Increases in labor costs, as well as a shortage of labor, especially in China and other areas we source in, may also impact our sourcing costs. In addition, our transportation costs are subject to price volatility caused by the price of oil, regulations, economic climate and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services and labor could have a material adverse effect on our business, financial condition and results of operations.

There are risks associated with e-commerce.

        Our e-commerce operations are subject to numerous risks, including: (i) rapid technological change and the implementation of new systems and platforms; (ii) diversion of sales from our stores; (iii) liability for online content; (iv) violations of state or federal laws, including those relating to online privacy; (v) credit card fraud; (vi) the failure of the computer systems that operate our website and their related support systems, including computer viruses and our ability to transition to a new website; and (vii) telecommunications failures, electronic break-ins and similar disruptions. Any failure of our systems, policies or procedures to protect against such risks could materially damage our brand and reputation as well as result in significant damage claims, any of which could have a material adverse impact on our business, financial condition and results of operations.

Because our Cache brand is associated with all of our merchandise, our success depends heavily on the value associated with our brand. If the value associated with our brand were to diminish, our sales could decrease, adversely affecting our financial condition and results of operations.

        Our success depends on our Cache brand and its value. The Cache brand could be adversely affected if our public image or reputation were to be tarnished, which could result in a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our trademarks and other intellectual property rights.

        We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers. There can be no assurance that the actions we have taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others. Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve those types of conflicts to our satisfaction.

Any material disruption of our information systems could disrupt our business and adversely affect our results of operations.

        Our information systems integrate all major aspects of our business, including merchandise planning, purchasing, inventory control, distribution, sales and finance. Our POS system, which uses a wide area network, allows us to add various functionalities, including the ability to process debit card transactions, centralize credit authorizations, enhance labor scheduling, centralize our customer database, manage our customer loyalty program, speed up customer transaction time and analyze real-time sales data. We are dependent on these information systems for the efficient operation of our business, including our e-commerce initiatives.

        We may experience operational problems with our information systems as a result of system failures, computer viruses, security breaches, misplaced or lost data, acts of vandalism, natural disasters, power loss, programming and/or human error or other similar events. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by any failure on our part to successfully maintain or perform additional upgrades to our systems, could cause information to be lost or delay our ability to process and make use of that information in our business, which may adversely affect us. In addition, if future changes in technology cause our information systems to become obsolete, or if our current information systems prove to be inadequate to support our business, it could adversely affect our business, financial condition and results of operations.

We must protect against security breaches or other disclosures of private data of our customers as well as of our employees and other third parties.

        We rely on our computer hardware and software systems for the efficient operation of our retail stores and e-commerce initiatives. We have systems and processes in place that are designed to protect information and protect against security and data breaches as well as fraudulent transactions and other activities. Despite our safeguards and security processes and protections, we cannot be assured that all of our systems and processes are free from vulnerability to security breaches by third parties or inadvertent data disclosure by us. Any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information could severely damage our reputation and our relationship with our clients, expose us to risks of litigation and liability and adversely affect our business.

Our marketing efforts rely upon the effective use of customer information. Restrictions on the availability or use of customer information could adversely affect our marketing initiatives, which could adversely affect our business and results of operations.

        We use customer information to market to our customers. Any limitations imposed on the use of such consumer data, whether imposed by federal or state governments or business partners, could have an adverse effect on our marketing activities. In addition, to the extent our security procedures and protection of customer information prove to be insufficient or inadequate, we may become subject to litigation, which could expose us to liability and cause damage to our reputation or brand.

Our business is subject to numerous regulations. Changes in or violations of such regulations could adversely impact us.

        Our business is subject to numerous regulations, including customs, truth-in-advertising, truth-in-lending, consumer protection, zoning and occupancy, employment laws, and regulations and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, the use of proprietary credit cards and the operation of retail stores and distribution facilities. If any of these laws change, or are violated by our employees, importers, buying agents, manufacturers or distributors, such change or violation could have a material adverse effect on our business, financial condition and results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.

        Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. The enactment of new legislation, international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

Risks Related to Our Common Stock

MFP Partners, L.P. ("MFP Partners") and Mill Road Capital, L.P. ("Mill Road") own a substantial interest in us and have certain representation on our board of directors and its committees, and thus may exert significant influence on our corporate affairs and actions, including those submitted to a stockholder vote.

        MFP Partners and Mill Road currently own approximately 17.9% and 12.7% and, following this offering, may own a larger interest in us. In addition, pursuant to a Voting Agreement entered into by the Company and MFP Partners and Mill Road, two individuals designated by MFP Partners and one individual designated by Mill Road were elected to our board of directors at the 2013 annual meeting of our stockholders. Each committee of our board of directors includes one director designated by MFP Partners and one director designated by Mill Road in accordance with the Voting Agreement, which expired immediately following the 2013 annual meeting of our stockholders. Accordingly, MFP Partners and Mill Road have considerable influence on our corporate affairs and actions, including those submitted to a stockholder vote. The interests of MFP Partners and Mill Road may be different from your interests.

Our share price has fluctuated significantly and could continue to fluctuate significantly.

        Between January 1, 2013 and                        , 2014, the market price of our common stock has ranged from $            to $            per share. The stock market has, from time to time, experienced extreme price and volume fluctuations. The market price for our common stock may change significantly in response to various factors, including:

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  Periodic variations in the actual or anticipated financial results of our business or other companies in the retail industry;

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  A shortfall in net sales or net income from that expected in securities analysts' estimates or from that expected by investors;

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  Changes in our liquidity and capital resources;

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  Material announcements by or developments affecting us or our competitors;

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  Public sales or repurchases of a substantial number of common shares following this offering; and

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  Adverse changes in general market conditions or economic trends.

        In the past, companies that have experienced volatility in the market price of their shares have been the subject of securities class action litigation. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management's attention and resources, thus harming our business.

Provisions of our governing documents could discourage acquisition proposals or delay a change in our control, and this may adversely affect the market price of our common stock or deny our stockholders a chance to realize a premium on their shares.

        Our certificate of incorporation and by-laws contain provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our stockholders:

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  Our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further stockholder approval; and

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  There are limitations on who can call special meetings of stockholders.

        In addition, provisions of Delaware law and our stock option plans may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), that relate to future events or our future financial performance. We have attempted to identify these statements by terminology including "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "may," "will," "should," "can," "continue" or the negative of these terms or other comparable terminology. These statements may be found in the sections of this prospectus entitled "Prospectus Summary" and "Risk Factors" and in other sections of this prospectus that contain forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors including, without limitation, satisfaction of the conditions relating to the rights offering, macroeconomic conditions, fashion trends and customer demands, competition, seasonality, dependence on management, and reliance on manufacturers, vendors and distributors, as well as other risks outlined from time to time in the our filings with the SEC. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus.

        These risks and uncertainties should be considered in evaluating any forward- looking statement contained in this prospectus or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus. In addition, our past results are not necessarily indicative of our future results.

USE OF PROCEEDS

        If the rights offering is fully subscribed, we expect to receive aggregate gross proceeds of approximately $15.0 million from the sale of shares pursuant to the basic subscription right. We intend to use the net proceeds of the rights offering for working capital and general corporate purposes.

 THE RIGHTS OFFERING

The Subscription Rights

        Subject to the conditions of the rights offering described in this prospectus, we will distribute to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock at a subscription price of $2.00 per share. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 7,500,000 shares of our common stock for an aggregate purchase price of $15.0 million.

        In this distribution it is currently expected that each holder of record of our common stock will receive approximately 34.2% (assuming a "rights ratio" as defined below of approximately 0.342, as currently expected) of a whole subscription right for each share of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date. Each whole subscription right will entitle the holder to a basic subscription right and over-subscription rights. We will determine the number of basic subscription rights you will receive per share, or the "rights ratio," by dividing the maximum number of shares issuable pursuant to the rights offering by the number of shares outstanding as of the record date. The rights ratio rounded to three decimal places is currently expected to be 0.342, assuming that, as expected, 21,901,447 shares of our common stock will be issued and outstanding on the record date.

  Basic Subscription Privilege

        With your basic subscription right, you may purchase one share of our common stock per whole subscription right, upon delivery of the required subscription documents and payment of the subscription price of $2.00 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right you will not be entitled to purchase shares pursuant to your over-subscription right. In order to properly exercise your basic subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate, or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and complete the form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your basis subscription right) to your nominee, in any event, prior to the expiration of the rights offering.

        Only whole subscription rights are exercisable. Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure that we offer no more than 7,500,000 shares of common stock in the rights offering. You will not receive any payment with respect to fractional rights that are rounded down. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

        We will deliver certificates representing shares of our common stock purchased with the basic subscription right as soon as practicable after the rights offering has expired.

  Over-Subscription Right

        The over-subscription right provides that in the event the exercise of basic subscription rights does not result in the purchase of an aggregate of at least 7,500,000 shares, holders of subscription rights that exercise all of their basic subscription rights will have the opportunity to purchase shares that are not purchased by other holders of subscription rights; provided, that, if any over-subscription rights are exercised, we will not issue a number of shares in excess of 7,500,000 pursuant to the exercise of basic subscription rights and over-subscription rights. If you timely and fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain available as a result of any unexercised rights. We will be able to satisfy your exercise of the over-subscription right only to the extent that there are shares available for the over-subscription right. The number of shares that will be available pursuant to the over-subscription right in the rights offering will be the unsubscribed shares.

        If the requests for over-subscription exceed the available shares, we will allocate the unsubscribed shares pro rata among the rights holders exercising the over-subscription right in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription right.

        If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription right, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all other rights holders exercising the over-subscription right on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated to either the rights holders exercising the over-subscription right. Continental Stock Transfer & Trust Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

        In order to properly exercise your over-subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate, or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment complete the form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your over-subscription right) to your nominee, in any event, prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).

        We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if the rights offering is subscribed in full, and we will only honor an over-subscription right to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription right, subject to the limitations set forth above.

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  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

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  If the holders of subscription rights properly exercise their over-subscription right for an aggregate amount of shares that is less than or equal to the number of the unsubscribed shares, taking into account the limitations on over-subscription rights set forth above, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription right.

        Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

        Fractional shares resulting from the exercise of the over-subscription right on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share.

        We will deliver certificates representing shares of our common stock purchased with the over-subscription right as soon as practicable after the expiration of the rights offering.

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors in its sole discretion. You may exercise your subscription rights as follows:

  Subscription by Registered Holders

        You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under "—Subscription Agent," prior to the expiration of the rights offering.

  Subscription by DTC Participants

        We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

  Subscription by Beneficial Owners

        If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all subscription documents and payment on your behalf prior to the expiration of the rights offering described below. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required subscription documents and your full subscription payment prior to this expiration time.

Payment Method

        Payments must be made in full in U.S. currency by:

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  check or bank draft payable to Continental Stock Transfer & Trust Company drawn upon a U.S. bank;

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  postal, telegraphic or express money order payable to the subscription agent; or

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  wire transfer of immediately available funds to accounts maintained by the subscription agent.

        Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

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  clearance of any uncertified check deposited by the subscription agent;

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  receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

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  receipt by the subscription agent of any postal, telegraphic or express money order; or

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  receipt of collected funds in the subscription agent's account.

        If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier's check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent's account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

        Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to the expiration of the rights offering described below. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

        You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

        The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

        Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

        The subscription period, during which you may exercise your subscription rights, will expire at 5:00 p.m., New York City time, on the date that is fourteen days after the commencement of the rights offering. The rights offering is currently expected to expire at 5:00 p.m. New York City time, on May 22, 2014. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. The period for exercising your subscription rights may be extended by our board of directors in its sole discretion. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription and information agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. Our board of directors will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. Our board of directors does not currently intend to extend the expiration of the rights offering.

Subscription Price

        In determining the subscription price, our board of directors considered a number of factors, including the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of the common stock and the desire to provide an opportunity to our stockholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

        The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Conditions and Cancellation

        We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. Among other reasons, we may cancel the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent for such affected subscription rights, will be returned, without interest or penalty, as soon as practicable.

Subscription Agent; Information Agent

        The subscription agent for this offering is Continental Stock Transfer & Trust Company. The address to which subscription documents, rights certificates and subscription payments other than wire transfers should be mailed or delivered is:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, New York 10004
Attn: Corporate Actions Department

        If you deliver subscription documents or rights certificates delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Morrow & Co., LLC, at 1-800-662-5200.

Fees and Expenses

        We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

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  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

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  you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

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  Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

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  Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

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  New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

        If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

        If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form" (or such other appropriate documents as are provided by your nominee related to your subscription rights). You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Listing

        Our common stock trades on Nasdaq under the trading symbol "CACH." The shares of our common stock issuable upon exercise of the subscription rights will be listed on Nasdaq under the same symbol.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Stockholder Rights

        You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until the closing of the rights offering has taken place. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

        We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

        Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

        We believe that our distribution and any stockholder's receipt and exercise of the subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in "Material U.S. Federal Income Tax Consequences."

No Board Recommendation to Rights Holders

        Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This Section describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common shares received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

        This Section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or common shares issued to you upon exercise of the basic subscription right or, if applicable, the over-subscription right as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This Section does not apply to you if you are not a U.S. holder or if you are a member of a class of holders subject to special rules, including financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or holders whose functional currency is not the U.S. dollar.

        This Section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes it from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This Section does not address any tax consequences under foreign, state, or local tax laws.

        You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust (a) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

        EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

  Receipt of the Subscription Rights

        You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. We also do not have any present intention to issue another class of stock or convertible debt or to pay any dividends on our common stock. We intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering is treated as part of a disproportionate distribution, see "Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution," below.

  Tax Basis and Holding Period in the Subscription Rights

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

        If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price of the subscription rights (if a market for the subscription rights develops), any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed and the length of the period during which the subscription rights may be exercised. Your holding period in the subscription rights will include your holding period in the shares of common stock with respect to which the subscription rights were distributed.

  Exercise and Expiration of the Subscription Rights

        You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

        If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

  Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

        If the rights offering is part of a disproportionate distribution, the distribution of subscription rights will be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current or accumulated earnings and profits for the taxable year in which the subscription rights are distributed. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the additional Medicare tax, below, dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

        If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

        Under recently enacted legislation, certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (the "additional Medicare tax") on unearned income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income" and (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes dividends and capital gains. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

        You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, although such gains may also be subject to the additional Medicare tax described above. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

        Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent allocable to our current or accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013 are taxed under current law at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed above. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property's fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Information Reporting and Backup Withholding

        You may be subject to information reporting or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of subscription rights and our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number ("TIN"), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see "Form of Notice of Important Tax Information" in the exhibits attached to this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

 MARKET INFORMATION

        Our common stock trades on Nasdaq under the trading symbol "CACH." On May 8, 2014, there were            record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On                 , 2014, the last closing sale price reported on Nasdaq for our common stock was $        per share.

        The following table sets forth the high and low intra-day sale prices of our common stock on Nasdaq:

	Price Range
	High	Low
Fiscal 2012
First Quarter	$7.88	$5.42
Second Quarter	$7.19	$3.78
Third Quarter	$4.89	$2.80
Fourth Quarter	$3.45	$2.00
Fiscal 2013
First Quarter	$5.00	$2.24
Second Quarter	$4.89	$3.13
Third Quarter	$6.76	$4.02
Fourth Quarter	$6.83	$4.66
Fiscal 2014
First Quarter	$6.17	$2.99

 DIVIDEND HISTORY

        We have never paid any cash dividends with respect to our common stock and currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for use in the operation and expansion of our business.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our certificate of incorporation and bylaws and the provisions of applicable law.

Common Stock

        Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to conversion or redemption. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

Preferred Stock

        We do not have any shares of preferred stock outstanding. Our 100,000 authorized shares of preferred stock, par value $0.01 per share, may be issued in one or more series without further stockholder authorization, and our board of directors is authorized to fix the number of shares, designations, preferences, powers, and other rights and qualifications, limitations or restrictions of each series of preferred stock as our board of directors may authorize. Prior to the issuance of shares of each series, our board of directors is required by the General Corporation Law of the State of Delaware (the "DGCL") and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law

        Certain provisions of the DGCL and our certificate of incorporation and bylaws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Authorization of "Blank-check" Preferred Stock.    Our certificate of incorporation provides for authorized capital that includes 100,000 shares of preferred stock, par value $0.01 per share, none of which have been designated or issued, and which shares constitute what is commonly referred to as "blank check" preferred stock. The ability to issue such "blank check" preferred stock with rights, privileges and preferences to be designated could give the board of directors the ability to hinder or discourage any attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise.

        Ability to Call Special Meetings.    Our bylaws provide that special meetings may be called at any time by or at the direction of the board, the chairman of the board or the chief executive officer of the Company. Special meetings of stockholders may not be called by any other person.

        Applicability of the Delaware Business Combination Statute.    We are governed by Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the time the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the interested stockholder's acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder, and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its telephone number is 800-509-5586.

Nasdaq Listing

        Our common stock is quoted on the Nasdaq Global Select Market under the symbol "CACH."

 PLAN OF DISTRIBUTION

        As soon as practicable after the commencement of the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on May 8, 2014. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, NY 10004
Attn: Corporate Actions Department

        See "The Rights Offering—Method of Exercising Subscription Rights." If you have any questions, you should contact the information agent, Morrow & Co., LLC, at 1-800-662-5200.

        Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

        The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Thompson Hine LLP.

EXPERTS

        The financial statements as of December 28, 2013 and December 29, 2012 and for each of the three years in the period ended December 28, 2013 have been so incorporated in reliance on the reports of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed with the SEC on March 25, 2014;

  •
  our Current Report on Form 8-K filed with the SEC on March 18, 2014; and

  •
  the description of the Company's common stock contained in Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission on April 5, 1982 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for purposes of updating such description.

        In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document, and investors are encouraged to review all such filings prior to making an investment decision in this offering.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Corporate Secretary, Cache, Inc., 256 West 38th Street, New York, New York 10018; (212) 575-3200.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

SEC registration fee	$1,932
Accounting fees and expenses	20,000
Legal fees and expenses	60,000
Subscription agent fees and expenses	10,000
Information agent fees and expenses	10,000
Printing and mailing expenses	70,000

Total	$171,932

Item 15.    Indemnification of Directors and Officers.

        Article VII of our certificate of incorporation provides that the Company shall, to the fullest extent which it is empowered to do so unless prohibited from doing so by provisions of the DGCL that may not be lawfully waived, indemnify and hold harmless each person serving as a director or officer of the Company or, at the request of the Company, as a director or officer of any other corporation, against all expenses, liability and loss (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by such person arising from a proceeding to which such person is made a party or otherwise involved by reason of such person's position as an officer or director of the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by our board of directors.

        The Company is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

        Article VI of our bylaws provides the same indemnifications of officers and directors of the Company to the fullest extent permitted under the DGCL as in Article VII of our certificate of incorporation and further provides that any indemnification of persons who are or were officers and directors of the Company shall be made within 30 days upon the written request of such person.

        The Company is also a party to certain indemnification agreements with its directors and officers. The indemnification agreements require the Company, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys' fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as the Company's director or officer, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company.

        The Company also maintains a standard form of directors' and officers' liability insurance policy which provides coverage to our directors and officers for certain liabilities.

Item 16.    Exhibits.

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
3.1	Certificate of Incorporation of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)
3.2	Bylaws of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)
4.1	Form of Certificate of Common Stock (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)
4.2	Form of Subscription Rights Certificate*
5.1	Opinion of Thompson Hine LLP*
23.1	Consent of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.)*
23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page of initial filing)
99.1	Form of Instructions for Use of Cache, Inc. Subscription Rights Certificates*
99.2	Form of Letter to Stockholders who are Record Holders*
99.3	Form of Letter to Stockholders who are Beneficial Holders*
99.4	Form of Letter to Clients*
99.5	Form of Beneficial Owner Election Form*
99.6	Form of Nominee Holder Certification*

*
Filed herewith.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

  Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 7, 2014.

CACHE, INC.
By:	/s/ JAY MARGOLIS
	Name:	Jay Margolis
	Title:	Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Jay Margolis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 7, 2014
* Anthony F. DiPippa	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 7, 2014
* Gene G. Gage	Director	May 7, 2014
* Robert C. Grayson	Director	May 7, 2014
* Charles J. Hinkaty	Director	May 7, 2014
* Michael F. Price	Director	May 7, 2014
* J. David Scheiner	Director	May 7, 2014

*By:	/s/ ANTHONY F. DIPIPPA Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)

3.2	Bylaws of the Company (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)

4.1	Form of Certificate of Common Stock (Incorporated by reference to the Company's Current Report on Form 8-K, dated August 15, 2013)

4.2	Form of Subscription Rights Certificate*

5.1	Opinion of Thompson Hine LLP*

23.1	Consent of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.)*

23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page of initial filing)

99.1	Form of Instructions for Use of Cache, Inc. Subscription Rights Certificates*

99.2	Form of Letter to Stockholders who are Record Holders*

99.3	Form of Letter to Stockholders who are Beneficial Holders*

99.4	Form of Letter to Clients*

99.5	Form of Beneficial Owner Election Form*

99.6	Form of Nominee Holder Certification*

*
Filed herewith.